Exhibit 99.1

FOR MORE INFORMATION, PLEASE CONTACT: HANOVER|ELITE Dodi Handy or Kathy Addison 407-585-1080 or via email at SSNT@hanoverelite.com

SILVERSUN TECHNOLOGIES REPORTS 2012 YEAR END RESULTS

Reaffirms First Quarter 2013 Revenue Guidance of Approximately $4 Million

LIVINGSTON, NJ – (Marketwire) – April 1, 2013 – SilverSun Technologies, Inc. (OTCBB/OTCQB: SSNT), a company engaged in delivering transformational business technology solutions and services, today announced its financial and operating results for the fiscal year ended December 31, 2012.

2012 Financial Highlights
•	Total revenues climbed 25% to $13.18 million from $10.52 million.
o
Maintenance and Support contributed $4.15 million to total revenues, growing 77% on a year over year basis.  Maintenance and Support revenue are principal components of the Company’s recurring revenue stream.

o	Revenues stemming directly from the acquisition of HighTower, Inc., which occurred in June 2012, totaled $1.15 million.
•
After including $1.33 million in non-cash charges related to share-based compensation, depreciation and amortization, loss from operations on a GAAP basis was approximately $1.18 million in 2012, which compared to income from operations of approximately $260,000 in the prior year.

o	Notwithstanding the non-cash charges, the Company’s operations essentially broke even in 2012, with income from operations on a non-GAAP basis totaling approximately $155,000.
•
Due principally to the aforementioned non-cash charges, the net loss for 2012 was $1.24 million, or $0.01 loss per diluted share, compared to net income of $2.62 million, or $0.02 earnings per fully diluted share.  It should be noted that earnings in 2011 were largely attributable to a one-time, non-cash gain of $2.23 million relating to the extinguishment of debt and derivative liabilities.

•
As of December 31, 2013, cash and accounts receivable, net of allowance for bad debts, totaled $1.51 million; credit available under the Company’s $750,000 bank line totaled over $570,000; and there remained no long term debt on the balance sheet.

For more detailed information about SilverSun’s 2012 financial results, please refer to the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission (www.sec.gov) on Friday, March 29, 2013.

Mark Meller, Chairman and CEO of SilverSun, stated, “With ambition to build an organization of enduring and significant value that enriches the lives and compounds the wealth of our employees, shareholders and business partners, for the past three years we have been methodically executing a business plan designed to optimize our strengths and actively guide our long term growth strategies – all with an eye towards positioning our Company to ultimately lead the markets we serve.

“SilverSun’s commitment to achieving market leadership is deeply rooted in our unique value proposition: we bring together what is arguably the best talent and industry expertise in the most advanced business management tools and processes; we can be counted on for unparalleled trust, innovation and accountability in our product and service offerings and implementations; and we can be looked to for providing practical and cost-effective IT solutions that address both the current and anticipated business management needs and challenges inherent in virtually any business environment, however unique or commonplace.

Continuing, he said, “We are very proud of the competitive success SWK continues to enjoy, which is a true testament to our team’s hard work and unwavering focus on technological excellence and superior customer service.  We have made a substantial commitment to building SWK into one of the largest and most capable Sage ERP X3 practices in North America, and that investment continues to pay handsome returns, as evidenced by recent news announcements relating to several major new ERP X3 customer wins.

“Investing in the acquisition of other companies and proprietary business management solutions has also been an important growth strategy for SilverSun, allowing us to rapidly offer new products and services, expand into new geographic markets and create new and exciting profit centers.  To date, we have completed a series of strategic acquisitions that have served to fundamentally strengthen our Company’s operating platform and materially expand our footprint to nearly every U.S. state.”

In conclusion, Meller added, “Thus far, our approach to building SilverSun into an industry respected provider of Business Transformational Solutions and Services is serving us well, as proven by our achieving double digit percentage revenue growth over the past two consecutive years.  By remaining steadfast in executing our business plan and embracing technological change, we fully expect that our continued efforts will help to perpetuate – and even accelerate – this impressive growth trend well into the foreseeable future.   In fact, we are very pleased to reaffirm our revenue guidance of approximately $4 million for the first quarter of 2013, which is expected to represent yet another quarter of notable growth for our Company.”

About SilverSun Technologies, Inc.
Headquartered in Livingston, New Jersey, SilverSun Technologies is involved in the acquisition and build-out of technology and software companies engaged in providing best of breed management applications and professional consulting services to small and medium size businesses (SMBs) in the manufacturing, distribution and service industries.  Serving as SilverSun’s principal operating subsidiary, SWK Technologies, Inc. employs national direct and channel sales teams, and a consulting team, all of which serve a growing customer base spanning the United States and Canada.  For more information, please visit www.silversuntech.com, www.swktech.com or www.mapadoc.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information about management's view of SilverSun Technologies’ future expectations, plans and prospects.  In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements.  Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of SilverSun Technologies, its subsidiaries and concepts to be materially different than those expressed or implied in such statements.  Unknown or unpredictable factors also could have material adverse effects on SilverSun Technologies’ future results.  The forward-looking statements included in this press release are made only as of the date hereof.  SilverSun Technologies cannot guarantee future results, levels of activity, performance or achievements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Finally, SilverSun Technologies undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by SilverSun Technologies.